Exhibit 99.1

Nevro Reports First Quarter 2018 Financial Results

Redwood City, Calif., May 7, 2018 - Nevro Corp. (NYSE: NVRO), a global medical device company that is providing innovative evidence-based solutions for the treatment of chronic pain, today reported financial results for the three months ended March 31, 2018.

First Quarter Highlights:

•	Achieved revenue of $87.6 million in the first quarter of 2018, an increase of 28% as reported, over the same period of the prior year
o	U.S. revenue of $70.6 million in the first quarter of 2018, an increase of 33% over the prior year
o	International revenue of $17.0 million in the first quarter of 2018, an increase of 1% in constant currency and 11% on an as-reported basis, both over the same period of the prior year
•	Received U.S. Food & Drug Administration (FDA) approval for the Senza II™ Spinal Cord Stimulation (SCS) System
•	Announced full-body magnetic resonance imaging (MRI) conditional labeling in the U.S. for the Senza SCS System
•	Presented on clinical and scientific progress at the 2018 North American Neuromodulation Society (NANS) meeting

First Quarter Financial Results

Revenue for the three months ended March 31, 2018 was $87.6 million versus $68.4 million during the same period of the prior year, representing 28% growth as reported. U.S. revenue for the three months ended March 31, 2018 was $70.6 million, representing 33% growth as reported. International revenue was $17.0 million, representing growth of 1% in constant currency and 11% on an as-reported basis. The increase in revenue was primarily attributable to the continued adoption of the Senza system.

Gross profit for the three months ended March 31, 2018 was $62.0 million, representing a 71% gross margin, up from $46.4 million, representing a 68% gross margin, in the same period of the prior year.

Operating expenses for the three months ended March 31, 2018 were $77.7 million compared to $59.4 million in the same period of the prior year, representing an increase of 31%. The increase in operating expenses was driven primarily by increased headcount and related personnel costs, as well as legal expenses associated with intellectual property litigations.

Loss from operations for the first quarter of 2018 was $15.7 million compared to $13.1 million for the same period of the prior year.

Revenue Guidance for Full Year 2018

Nevro reiterates its expectations for worldwide revenue for 2018 to be in the range of $400 to $410 million.

Webcast and Conference Call Information

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Investors interested in listening to the conference call may do so by dialing (866) 393-4306 for U.S. callers, or (734) 385-2616 for international callers (Conference ID: 8882719), or from the webcast on the “Investors” section of the Company’s website at www.nevro.com/investors. Following the call, a replay will be available on the Investor Events and Presentations webpage of the Company’s website.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza spinal cord stimulation (SCS) system, an evidence-based, non-pharmacologic neuromodulation platform for the treatment of chronic pain. The Senza® System and Senza II™ System are the only SCS systems that deliver Nevro's proprietary HF10® therapy. Senza, Senza II, HF10, Nevro and the Nevro logo are trademarks of Nevro Corp.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements with respect to our business, capital resources, revenue projections, strategic initiatives and growth, reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including continuing adoption of, and interest in, Senza in the U.S. and international markets and our expectations for worldwide revenue for the full year 2018. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are described in greater detail in our Annual Report on Form 10-K filed on February 22, 2018 and our Quarterly Report on Form 10-Q that we expect to file on May 7, 2018, as well as any reports that we may file with the SEC in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our results for the quarter ended March 31, 2018 are not necessarily indicative of our operating results for any future periods.

Investor Relations Contact:

Nevro Investor Relations

Katherine Bock

(650) 433-3247

ir@nevro.com

Nevro Corp.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2018	2017

	(unaudited)
Revenue	$87,635	$68,439
Cost of revenue	25,634	22,071
Gross profit	62,001	46,368
Operating expenses:
Research and development	11,085	8,699
Sales, general and administrative	66,618	50,720
Total operating expenses	77,703	59,419
Loss from operations	(15,702)	(13,051)
Other income (expense):
Interest income (expense), net	(1,545)	(1,726)
Other income (expense), net	(123)	531
Loss before income taxes	(17,370)	(14,246)
Provision for income taxes	343	261
Net loss	(17,713)	(14,507)
Changes in foreign currency translation adjustment	577	(222)
Changes in unrealized gains (losses) on short-term investments	(351)	44
Net change in other comprehensive loss	226	(178)
Comprehensive Loss	$(17,487)	$(14,685)
Net loss per share, basic and diluted	$(0.59)	$(0.50)
Weighted average shares used to compute net loss per share, basic and diluted	29,836,277	29,159,509

Nevro Corp.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$27,650	$42,845
Short-term investments	231,960	226,467
Accounts receivable, net	62,664	67,287
Inventories, net	97,497	98,119
Prepaid expenses and other current assets	7,751	6,463
Total current assets	427,522	441,181
Property and equipment, net	12,773	8,819
Other assets	3,744	3,250
Restricted cash	806	806
Total assets	$444,845	$454,056
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$22,224	$18,492
Accrued liabilities and other	31,273	39,512
Total current liabilities	53,497	58,004
Long-term debt	146,821	145,019
Other long-term liabilities	1,905	1,861
Total liabilities	202,223	204,884
Stockholders’ equity
Common stock, $0.001 par value, 290,000,000 shares authorized, 29,943,768 and 29,737,561 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	30	30
Additional paid-in capital	518,198	508,228
Accumulated other comprehensive loss	(1,016)	(1,242)
Accumulated deficit	(274,590)	(257,844)
Total stockholders’ equity	242,622	249,172
Total liabilities and stockholders’ equity	$444,845	$454,056

SOURCE Nevro Corp.